Exhibit 99.1

Polar Power Reports Third Quarter 2025 Financial Results

GARDENA, CA – November 20, 2025 – Polar Power, Inc. (“Polar Power” or the “Company”) (NASDAQ: POLA), a global provider of prime, backup and solar hybrid DC power solutions, today reported its financial results for the three months ended September 30, 2025.

Polar Power reported net sales of $1.3 million for the three months ended September 30, 2025 which represented a 74% decline in sales compared to the same period last year. The drop in sales combined with $1.97 million inventory write downs resulted in unfavorable gross profit of $2.26 million. During the three months ended September 30, 2025, there was decline of $0.22 million in operating expenses resulting from reduced marketing and administrative costs, which were offset by a $0.45 million impairment of right-to-use assets. Polar Power reported a net loss of $4.08 million during the three months ended September 30, 2025, compared to $0.01 million income during the same period in the previous year.

The Company’s gross margins were primarily impacted when its shipments were below certain threshold while the fixed costs related to plant and administrative costs were not fully absorbed. The geopolitical and tariff issues have temporarily impacted the Company’s sales, however the impact of tariff on its current sales has been modest due to existing inventory. The Company has one long term contract with its largest customer that expires at the end of year 2025 which the Company plans to renegotiate, reducing the impact of tariffs on its material costs.

The impact of tariffs is mixed. Overseas the Company is hurt competing with manufacturers who can source materials at significantly lower costs. Domestically, the Company’s competitors have huge production volume efficiencies offsetting their tariff costs. To compete domestically and internationally, the Company sells based on a significantly lower OPEX and higher reliability. Tariffs and inflation are driving up the cost of copper and steel; while maintaining the same power output, the Company’s DC generator used 6 times less steel and copper. The Company estimates that reaching 15k to 20k generators a year can provide the production efficiencies needed to disrupt  the AC generator markets. Presently if the Company’s customers consider the overall cost of an energy system, then the Company offers a lower CAPEX and OPEX costs. In the past getting customers to compare systems costs has been a marketing challenge. Now the Company has developed integrated sales and service tools that assist in real time communication with each niche market.

Polar Power reported a net reduction of $2.1 million in gross margin for the three months ended September 30, 2025, when compared to same period last year, of which $1.97 million was attributed to slow moving inventory of current production Toyota engines. During the covid period, the Company had purchased large inventories of LPG and natural gas Toyota engines due to long lead times. Under GAAP accounting rules this inventory is considered impaired and therefore no longer considered to be part of current assets resulting in $1.97 million write-down loss despite the fact that product is still in current production.

The Company’s backlog increased to $5.3 million on to September 30, 2025 from $1.2 million on June 30, 2025, showing improvement and diversification of its sales. The Company received $0.67 million order for military auxiliary power units, combined with $1.7 million in EV Chargers, recently upgraded to CCS standards and capable of charging Tesla models. These achievements, combined with increased scheduled shipments to the Company’s largest Tier-1 customer in early 2026, are expected to show improvement next year.

Due to lower sales the Company has experienced significant losses resulting in $0.59 million in cash used by operating activities which was funded by reduction in previously written down inventory, lower accounts receivable and borrowing on a notes payable issued by a related party, the Chief Executive Officer and founder of the Company. In October 2025, the Company also raised $0.74 million in cash selling 147,144 shares at average price of $5.00 to fund operations.

The Company has always maintained a global presence in Europe, Asia, Africa, South-East Asia and Australia for past seven years. These investments have generated sales that were intermittent but built its presence in these regions as long term participant. The Company’s diversification of products into microgrids, electric vehicle charging, foreign military markets and off-grid construction equipment broadens its opportunities into smaller niche markets not dominated by low cost products built for single application. To push the Company’s customer diversification and sale volume, the Company has added additional market focused sales personnel (on commission), in South Africa, Nigeria, Kenya, Papua New Guinea, Turkey, Israel, and Philippines, to address these markets.

Arthur Sams, CEO of Polar Power, commented, “Geopolitical uncertainty and rapid restructuring telecom management/organization along with budget cuts has impacted our short term sales. Recovery of telecom sector next year combined with our success in microgrids and electric vehicle charging is expected to build a more sustainable growth platform that we have invested in for years.”

“This lull in production gave us opportunity to start the restructure of our sales organization, update our marketing materials, and further implement our SAP ERP system, leading to our efforts in global diversification.” Arthur Sams added.

Third Quarter Financial Details:

Net Sales. Net sales decreased $3,641,000, or 74%, to $1,273,000 for the three months ended September 30, 2025, as compared to $4,914,000 for the same period in 2024. The decrease in sales was primarily attributed to a decrease in sales of the Company’s DC generators to its largest U.S. telecommunications customer and to international customers. The Company believes its largest customer continued to have excess inventory of its systems purchased in prior periods. The Company also believes economic and geopolitical factors had an influence in its international customers’ buying decisions.

For the three months ended September 30, 2025, sales to the Company’s largest telecommunication customer in the U.S. accounted for 63% of our total net sales. For the same period in 2024, 46%, 18% and 12% of the Company’s total net sales were generated from three of its largest customers, all in the U.S. telecommunications market. There was no other revenue from customers in excess of 10% of total net sales in either period.

Net sales to customers in the U.S. accounted for 100% of the Company’s total net sales for the three months ended September 30, 2025, as compared to 90% for the same period in 2024. The Company’s international sales represented nil% of its net sales for the three months ended September 30, 2025, as compared to 10% in international sales in the same period in 2024.

Cost of Sales. Cost of sales during the three months ended September 30, 2025 increased by $43,000, or 1%, to $3,533,000, as compared to $3,490,000 during the same period in 2024. Cost of sales as a percentage of net sales during the three months ended September 30, 2025 increased to 277.5% as compared to 71% in the same period in 2024. Cost of sales included inventory write-downs of $1,967,000 in the three months ended September 30, 2025, and $nil in the three months ended September 30, 2024, to adjust inventory to net realizable value.

Gross Profit (Loss). The Company had a gross loss of $2,260,000 for the three months ended September 30, 2025, which represented a decrease in gross profit of $3,684,000 or 259%, as compared to gross profit of $1,424,000 during the same period in 2024. The decrease in gross profit for the three months ended September 30, 2025 was primarily a result of an increase in factory overhead absorption and underutilization of the factory. The Company’s gross loss as a percentage of net sales was (177.5)% for the quarter ended September 30, 2025, as compared to a gross profit as a percentage of net sales of 29% in the same period in 2024.

Sales and Marketing Expenses. During the three months ended September 30, 2025, sales and marketing expenses decreased by $54,000, or 21%, to $198,000, as compared to $252,000 during the same period in 2024. The decrease was attributable to a decrease in sales support staff and travel related expenses during the quarter as compared to the same period in 2024.

Research and Development Expenses. During the three months ended September 30, 2025, research and development expenses decreased by $15,000, or 9%, to $157,000, as compared to $172,000 during the same period in 2024. The decrease was primarily due to a decrease in research and development support staff and consulting services during the three months ended September 30, 2025, as compared to the same period in 2024. The Company plans to recruit additional engineers during 2026  to support new product developments and its customer diversification efforts.

General and Administrative Expenses. General and administrative expenses decreased by $153,000, or 16%, to $807,000 during the three months ended September 30, 2025, as compared to $960,000 during same period in 2024. The decrease in general and administrative expenses during the three months ended September 30, 2025 was primarily due to a decrease in the number of general and administrative staff.

Impairment of right-of-use assets and lease deposits. During the three months ended September 30, 2025, the Company recorded an impairment charge of $455,000, of which $347,000 was related to its lease right-of-use asset and $108,000 was related to deposits for leases.

Interest and Finance Costs. Interest expense for the three months ended September 30, 2025 was $208,000, as compared to $153,000 during the same period in 2024. The interest expense was primarily from an interest on amount borrowed from its line of credit with Pinnacle Bank.

Net Profit (Loss). As a result of the factors identified above, the Company reported net loss of $4,085,000 or $(1.63) per basic and diluted share, for the three months ended September 30, 2025, as compared to net profit of $13,000, or $0.01 per basic and diluted share, for the same period in 2024.

About Polar Power, Inc.

Gardena, California-based Polar Power, Inc. (NASDAQ: POLA), is a technology company that designs, manufactures and sells direct current, or DC, power systems, lithium battery powered hybrid solar systems for applications in the telecommunications market and, in other markets, including military, EV charging, cogeneration, distributed power and uninterruptable power supply. Within the telecommunications market, Polar Power’s systems provide reliable and low-cost energy for applications for off-grid and bad-grid applications with critical power needs that cannot be without power in the event of utility grid failure. For more information, please visit www.polarpower.com. or follow the Company on www.linkedin.com/company/polar-power-inc/.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. With the exception of historical information, the matters discussed in this press release including, without limitation, Polar Power’s belief that year 2026 will provide higher sales estimates, Polar Power’s belief that current regulatory environment, specifically tariffs, may significantly change and impact sales anticipated, certain economic conditions and customers acceptance of products purchased, are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Polar Power could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, adverse domestic and foreign economic and market conditions, including demand for its DC generator product line; trade tariffs on raw materials; changes in domestic and foreign governmental regulations and policies; the impact of inflation and changing prices on raw materials; supply chain constraints causing significant delays in sourcing raw materials; labor shortages as a result of the pandemic, low unemployment rates, or other factors limiting the availability of qualified workers; and other events, factors and risks. The Company undertakes no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond Polar Power’s control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in Polar Power’s reports filed with the Securities and Exchange Commission.

Media and Investor Relations:

Polar Power, Inc.

249 E. Gardena Blvd.

Gardena, CA 90248

Tel: 310-830-9153

ir@polarpowerinc.com

www.polarpower.com

POLAR POWER, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and per share data)

	September 30,2025	December 31,2024
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$4	$498
Accounts receivable, net	856	2,153
Inventories, net	10,892	12,893
Prepaid expenses	70	53
Total current assets	11,822	15,597

Other assets:
Operating lease right-of-use assets	380	1,645
Property and equipment, net	144	196
Deposits	—	108

Total assets	$12,346	$17,546

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Line of credit, over advanced (Note 4)	4,652	4,797
Accounts payable	1,507	408
Customer deposits	723	607
Accrued liabilities and other current liabilities	1,218	1,100
Notes payable-related party	507	266
Current portion of operating lease liabilities	840	1,382
Total current liabilities	9,447	8,560

Operating lease liabilities, net of current portion	—	474

Total liabilities	9,447	9,034

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 50,000,000 shares authorized, 2,514,029 shares issued and 2,511,532 shares outstanding on September 30, 2025, and 2,511,350 shares issued and 2,508,853 shares outstanding on December 31, 2024	—	2
Additional paid-in capital	38,896	38,886
Accumulated deficit	(35,957)	(30,336)
Treasury Stock, at cost (2,497 shares)	(40)	(40)
Total stockholders’ equity	2,899	8,512

Total liabilities and stockholders’ equity	$12,346	$17,546

POLAR POWER, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net Sales	$1,273	$4,914	$5,704	$11,348
Cost of Sales (includes inventory write-downs of $1,967 for the three and nine months ended September 30, 2025)	3,533	3,490	6,715	8,494
Gross profit (loss)	(2,260)	1,424	(1,011)	2,854

Operating Expenses
Sales and marketing	198	252	642	746
Research and development	157	172	463	586
General and administrative	807	960	2,518	3,001
Impairment of right-of-use assets and lease deposits	455	—	455	—
Total operating expenses	1,617	1,384	4,078	4,333

Income (loss) from operations	(3,877)	40	(5,089)	(1,479)

Other income (expenses)
Interest expense and finance costs	(208)	(153)	(543)	(496)
Other Income	—	126	11	347
Total other income (expenses), net	(208)	(27)	(532)	(149)

Net income (loss)	$(4,085)	$13	$(5,621)	$(1,628)

Net income (loss) per share – basic and diluted	$(1.63)	$0.01	$(2.24)	$(0.65)
Weighted average shares outstanding, basic and diluted	2,511,532	2,508,802	2,511,103	2,508,802

POLAR POWER, INC.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOW

(in thousands)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(5,621)	$(1,628)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	51	146
Inventory write-down	1,967	—
Impairment of right-of-use assets and lease deposits	455	—
Changes in operating assets and liabilities
Accounts receivable	1,297	(1,273)
Employee retention credit	—	2,000
Inventories	34	1,492
Prepaid expenses	(16)	284
Income tax receivable	—	787
Operating lease right-of-use asset	920	874
Accounts payable	1,099	(1,416)
Accrued interest added to notes payable-related party	8	—
Customer deposits	115	(868)
Accrued expenses and other current liabilities	119	20
Operating lease liability	(1,017)	(818)
Net cash provided by (used in) operating activities	(589)	(400)

Cash flows from investing activities:
Acquisition of property and equipment	—	(18)
Net cash used in investing activities	—	(18)

Cash flows from financing activities:
Proceeds from advances from credit facility		423
Proceeds from notes payable-related party	240	8
Repayment of advances from credit facility	(145)
Repayment of notes payable	—	(64)
Net cash provided by financing activities	95	367

Increase in cash and cash equivalents	(494)	(51)
Cash and cash equivalents, beginning of period	498	549
Cash and cash equivalents, end of period	$4	$498
Supplemental Cash Flow Information:
Interest paid	$606	$598
Taxes Paid	$—	$—
Supplemental non-cash investing and financing activities:
Issuance of common stock to director for accrued fees	$8	$—